SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) July 16, 2001
                                  ----------------




                         HUGHES ELECTRONICS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE               0-26035                 52-1106564
----------------------------   -----------------------    -------------------
(State or other jurisdiction        (Commission            (I.R.S. Employer
 of incorporation or organization)   File Number)         Identification No.)




                          200 North Sepulveda Boulevard
                          El Segundo, California 90245
                         -------------------------------
                                 (310) 662-9688
                                ----------------
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)

ITEM 5. OTHER EVENTS

      On July 16, 2001, a news release was issued on the subject of second quarter consolidated earnings by Hughes Electronics Corporation (Hughes). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of Hughes' Quarterly Report on Form 10-Q. The release is as follows:

                       HUGHES REPORTS SECOND QUARTER 2001
                                FINANCIAL RESULTS

        DIRECTV U.S. Business Grows Revenue by 19%; Nearly Triples EBITDA

                 Company Updates Full Year Financial Projections

      El Segundo, Calif., July 16, 2001 -- Hughes Electronics Corporation, the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, today reported second quarter 2001 revenues increased 8.1% to $1,985.1 million, compared with $1,837.0 million in the second quarter of 2000. EBITDA1 for the quarter was $82.0 million and EBITDA margin1 was 4.1%. Included in EBITDA was the negative impact of one-time severance charges of $22 million. In the second quarter of 2000, EBITDA was $179.6 million and EBITDA margin was 9.8%.

      "Our revenue growth continues to be driven by our DIRECTV businesses in the United States and Latin America," explained Jack A. Shaw, HUGHES' chief executive officer. "DIRECTV, which now serves more than 10 million customers in the United States, generated more than $1.3 billion in revenue for the quarter--a 19% increase over the second quarter of last year. In addition, DIRECTV Latin America increased its revenue by 43% over the year-ago period, generating $175 million in the second quarter of 2001."

      Shaw continued, "Driven by its larger subscriber base and industry-leading monthly subscriber revenue, DIRECTV U.S. attained EBITDA of $75 million, nearly three times the $26 million of EBITDA reported in the second quarter of 2000. However, this significant improvement in EBITDA was more than offset by the reduced EBITDA associated with lower new outright sales and sales-type leases of satellite transponders at PanAmSat and lower sales of Hughes Network Systems'
(HNS) DIRECTV receiving systems, as well as increased investment in HNS' DIRECWAY(TM) broadband business. Also impacting EBITDA were the losses related to our new DIRECTV DSLTM service, which was formerly known as Telocity."

      Shaw added, "Upon assuming the position of CEO seven weeks ago, I, along with the senior leadership team, began performing an extensive review of each of our businesses and the challenges that are facing them in this difficult economy. Accordingly, we've updated our financial projections and are lowering our consolidated HUGHES' revenue projections to approximately $8.3 billion and EBITDA estimates to a range of $450-500 million. This incorporates the recently announced changes to PanAmSat's financial outlook as well as reductions to our DIRECTV U.S. estimates for subscriber additions, to about 1.1 million, and EBITDA, to $250-300 million." Shaw emphasized, "My number one operational objective is to get the company back on-track and meet or exceed these financial commitments. In the coming weeks, we will be sharing with you the specific operational and structural changes that will enable us to meet this objective."

      HUGHES had a second quarter 2001 net loss of $156.5 million, compared to a net loss of $69.1 million in the same period of 2000. The decline was due to the reduced EBITDA and increased depreciation and amortization expense in the Direct-To-Home segment, mostly related to the growth in customer leased DIRECTV set-top boxes in Latin America and the United States and the acquisition of Telocity during the quarter, and at PanAmSat, primarily associated with its larger satellite fleet. These declines were partially offset by lower net interest expense in 2001 and the elimination of operating losses reported in 2000 from the DIRECTV Japan business.

                            Hughes Financial Guidance
--------------------------------------------------------------------------------
                                             Prior Full Year    Revised Full
                             Q3 Guidance          2001            Year 2001
--------------------------------------------------------------------------------
Hughes
--------------------------------------------------------------------------------
   Revenues                    ~$2.1B       ~20% growth over       ~$8.3B
                                              2000's $7.3B
--------------------------------------------------------------------------------
   EBITDA                    $90 - 110M       $575M - 650M        $450-500M
--------------------------------------------------------------------------------
   Cash Requirements             N/A           $2.5 - 3.0B       $2.5 - 3.0B
--------------------------------------------------------------------------------
DIRECTV U.S.
--------------------------------------------------------------------------------
   Revenue                     ~$1.4B          $5.5 - 5.7B       $5.5 - 5.6B
--------------------------------------------------------------------------------
   EBITDA                      $50-75M         ~$350 -425M        $250-300M
--------------------------------------------------------------------------------
   Net Subscriber Adds        225 -275K           ~1.3M             ~1.1M
--------------------------------------------------------------------------------
DIRECTV DSL
--------------------------------------------------------------------------------
   EBITDA                   $(35)M-(45)M    $(120)M - (140)M  $(100)M - (120)M
--------------------------------------------------------------------------------
   Net Subscriber Adds           N/A              ~100K             ~75K
--------------------------------------------------------------------------------
DIRECTV Latin America
--------------------------------------------------------------------------------
   Revenue                     ~$180M             ~750M             ~725M
--------------------------------------------------------------------------------
   EBITDA                      ~$(20)M          ~$(100)M          ~$(100)M
--------------------------------------------------------------------------------
   Net Subscriber Adds        50 - 75K            ~350K             ~300K
--------------------------------------------------------------------------------
PanAmSat
--------------------------------------------------------------------------------
   Revenue                   $205 -210M           ~$1B           $825 - 835M
--------------------------------------------------------------------------------
   New Outright Sales           None           10 - 15% of          None
    and Sales-  Type Leases                    total sales
      Type Leases
--------------------------------------------------------------------------------
   EBITDA Margin           Mid to high 60%   Mid to high 60%   Mid to high 60%
                                range             range             range
--------------------------------------------------------------------------------
Hughes Network Systems
--------------------------------------------------------------------------------
   Revenue                   $340 - 370M     10% growth over       ~$1.3B
                                              2000's $1.4B
--------------------------------------------------------------------------------
   EBITDA                      ~$(40)M      $(100)M - $(150)M $(100)M - $(150)M
--------------------------------------------------------------------------------
      Spaceway             $(5)M - $(10)M    $(25)M - (35)M    $(25)M - (35)M
       (Included in HNS totals)
--------------------------------------------------------------------------------
      DIRECWAY Net Sub Adds      N/A              ~200K             ~150K
--------------------------------------------------------------------------------
      DIRECWAY EBITDA          ~(45)M       $(160)M - (200)M  $(150)M - (180)M
       (Included in HNS totals)
--------------------------------------------------------------------------------

                           Six-Month Financial review

      For the first half of 2001, revenues increased 9.5% to $3,878.1 million, compared to $3,540.1 million in the first half of 2000. This increase was due to subscriber growth at DIRECTV in the United States and Latin America, partially offset by the lower sales and sales-type leases at PanAmSat and lower sales of HNS' DIRECTV receiving systems.

      EBITDA for the first six months of 2001 was $195.2 million and EBITDA margin was 5.0%, compared to EBITDA of $332.3 million and EBITDA margin of 9.4% in the same period of 2000. The decrease in EBITDA and EBITDA margin was primarily attributable to the large outright sales and sales-type leases at PanAmSat in the first half of 2000, for which there were no comparable sales in the first half of 2001. In addition, EBITDA and EBITDA margin were negatively impacted by increased investment in DIRECWAY, lower shipments of DIRECTV receiving systems and the consolidation of Telocity Delaware, Inc. ("Telocity") which was acquired by HUGHES in April 2001.

      For the first six months of 2001, net losses totaled $261.8 million, compared to net losses of $151.0 million in 2000. The change was primarily due to the reduced EBITDA and an increase in depreciation and amortization expense in the Direct-To-Home segment, primarily associated with the growth in customer leased DIRECTV set-top boxes in Latin America and the United States and the acquisition of Telocity during the second quarter, and at PanAmSat, mostly due to its larger satellite fleet. These declines were partially offset by the elimination of operating losses and one-time after-tax charges related to the discontinued DIRECTV Japan business, and lower net interest expense.

                  Segment Financial Review: Second Quarter 2001

                            Direct-To-Home Broadcast

      The Direct-To-Home Broadcast segment now includes the results of the DIRECTV DSL service (formerly known as Telocity), a broadband Internet service using Digital Subscriber Line (DSL) technology. Second quarter 2001 revenues for the segment increased 22.0% to $1,527.7 million from $1,252.2 million in the second quarter of 2000. The segment had negative EBITDA of $1.3 million compared with negative EBITDA of $14.0 million in the second quarter of 2000.

      United States: DIRECTV reported quarterly revenues of $1,345 million, an increase of 19% from last year's second quarter revenues of $1,129 million. The increase was primarily due to DIRECTV's larger subscriber base compared to 2000.

      DIRECTV added about 745,000 gross subscribers in the quarter. After accounting for churn, net subscriber additions in the quarter were 175,000. As of June 30, 2001, DIRECTV had more than 10.0 million subscribers, representing a 15% increase over the 8.7 million customers attained as of June 30, 2000.

      EBITDA for the second quarter of 2001 was $75 million compared to EBITDA of $26 million in last year's second quarter. This increase was principally due to the revenues generated by the larger subscriber base.

      DIRECTV DSL: The DIRECTV DSL service was created following HUGHES' April 2001 acquisition of Telocity. No comparative financial data for DIRECTV DSL is provided for the second quarter 2000.

      The DIRECTV DSL service had second quarter 2001 revenues of $7 million and negative EBITDA of $41 million. Approximately 4,000 net customers were added to the DIRECTV DSL service in the quarter. Net subscriber additions in the quarter were negatively impacted by the customer churn related to the bankruptcy of NorthPoint Communications, formerly a wholesale provider of broadband services. As of June 30, 2001, DIRECTV DSL had more than 68,000 residential broadband customers in the United States compared to over 13,000 customers as of June 30, 2000.

      Latin America: DIRECTV Latin America generated $175 million in revenues for the quarter compared with $122 million in the second quarter of 2000. This 43% increase was primarily due to continued subscriber growth.

      The DIRECTV service in Latin America added about 25,000 net subscribers in the second quarter of 2001. The total number of DIRECTV subscribers in Latin America as of June 30, 2001 was approximately 1,431,000 compared to about 1,010,000 as of June 30, 2000, representing an increase of approximately 42%.

      DIRECTV Latin America had negative EBITDA of $35 million in the quarter compared to negative EBITDA of $40 million in the same period of 2000. The change was primarily due to the larger subscriber base.

                               Satellite Services

      PanAmSat, which is 81%-owned by HUGHES, attained second quarter 2001 revenues of $208.3 million compared with $322.3 million in the prior year's period. The decrease was driven by $123 million of second quarter 2000 outright sales and sales-type leases of satellite transponders, for which there were no comparable sales in the second quarter 2001. While revenues from outright sales and sales-type leases represent substantial long-term commitments for PanAmSat services, virtually all of these revenues are recognized at service commencement. Revenues from operating lease agreements are recognized monthly over the term of the agreement. As a result, revenues from sales and sales-type lease transactions are subject to greater variation from period to period than revenues from operating leases.

      EBITDA for the quarter was $134.5 million, compared with second quarter 2000 EBITDA of $221.4 million. EBITDA margin in the second quarter of 2001 was 64.6% compared to 68.7% in the same period of 2000. The decrease in EBITDA was principally due to the lower sales and sales-type leases, and an increase in direct operating, and selling, general and administrative (SG&A) costs resulting from the NET-36TM initiative and additional headcount to support the company's services. Excluding the impact of new sales and sales-type leases and operating costs associated with NET-36, EBITDA was $144 million and EBITDA margin was 69% for the second quarter 2001, compared to EBITDA of $140 million and EBITDA margin of 70% in the second quarter 2000.

      As of June 30, 2001, PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $6.0 billion compared to approximately $6.2 billion at the end of the second quarter of 2000.

                                 Network Systems

      Hughes Network Systems (HNS) generated second quarter 2001 revenues of $302.2 million versus $371.8 million in the second quarter of 2000. The decline was principally due to lower sales of DIRECTV receiving equipment resulting from the completion of the PRIMESTAR By DIRECTV conversion process in the third quarter of 2000. HNS shipped 413,000 DIRECTV receiver systems in the second quarter of 2001 compared to 913,000 units in the same period last year.

      In the quarter, HNS had negative EBITDA of $36.8 million compared to EBITDA of $0.8 million in the second quarter of 2000. The decline in EBITDA is primarily attributable to lower shipments of and decreased manufacturing subsidies on DIRECTV receivers, and increased investment in the DIRECWAY broadband business. In the quarter, HNS added approximately 12,000 net subscribers, bringing the cumulative total to approximately 74,000 DIRECWAY broadband consumers in the United States.

      During the second quarter, HNS launched the DIRECWAY brand, which now - under a single umbrella - offers complete broadband-by-satellite services for enterprises, consumers, small businesses, and telecommuters. With its retail and service partners and "powered by" alliances with a number of service providers, DIRECWAY is linked to more than 45 million users via highly targeted advertising and promotion.

                                  BALANCE SHEET

      From December 31, 2000 to June 30, 2001, the company's consolidated cash balance decreased $455.8 million to $1,052.3 million and total debt increased $545.0 million to $1,861.6 million. The major of uses of cash were for satellite and capital expenditures, as well as for the purchase of Telocity.

      Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes Electronics are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of HUGHES' second quarter 2001 earnings call will be available on the company's website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. Investors are advised to allow 15 minutes prior to the call to register and download any necessary software. Following the completion of the call, the webcast will be archived on the Investor Relations portion of the HUGHES' website.

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by General Motors and HUGHES.

--------------------


1 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.


                                       ###

CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)                                June 30,
                                                       2001        December 31,
ASSETS                                             (Unaudited)        2000
-------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                              $1,052.3       $1,508.1
Accounts and notes receivable                           1,235.1        1,253.0
Contracts in process                                      154.6          186.0
Inventories                                               396.1          338.0
Deferred income taxes                                     114.3           89.9
Prepaid expenses and other                                881.9          778.7

-------------------------------------------------------------------------------

Total Current Assets                                    3,834.3        4,153.7
Satellites, net                                         4,540.2        4,230.0
Property, net                                           2,027.9        1,707.8
Net Investment in Sales-type Leases                       196.8          221.1
Intangible Assets, net                                  7,354.9        7,151.3
Investments and Other Assets                            1,514.1        1,815.4
-------------------------------------------------------------------------------

Total Assets                                          $19,468.2      $19,279.3
===============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
-------------------------------------------------------------------------------
Current Liabilities
Accounts payable                                       $1,367.6       $1,224.2
Deferred revenues                                         176.2          137.6
Short-term borrowings and current portion of              908.5           24.6
long-term debt
Accrued liabilities and other                           1,257.8        1,304.5
-------------------------------------------------------------------------------

Total Current Liabilities                               3,710.1        2,690.9
Long-Term Debt                                            953.1        1,292.0
Other Liabilities and Deferred Credits                  1,580.7        1,647.3
Deferred Income Taxes                                     666.8          769.3
Commitments and Contingencies
Minority Interests                                        540.2          553.7
Stockholder's Equity                                   12,017.3       12,326.1
-------------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity            $19,468.2      $19,279.3
===============================================================================

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

                                      - 7 -


CONSOLIDATED STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions)
(Unaudited)
                                                                              Six Months
                                                      Second Quarter        Ended June 30,
                                                      ------------------  -------------------
                                                        2001     2000       2001      2000
------------------------------------------------------------------------  -------------------
Revenues
Direct broadcast, leasing and other services          $1,738.6 $1,565.4   $3,436.8  $3,037.8
Product sales                                            246.5    271.6      441.3     502.3
---------------------------------------------------------------------------------------------
Total Revenues                                         1,985.1  1,837.0    3,878.1   3,540.1
---------------------------------------------------------------------------------------------
Operating Costs and Expenses
Broadcast programming and other costs                    786.6    686.7    1,525.3   1,354.5
Cost of products sold                                    189.2    245.9      343.7     434.4
Selling, general and administrative expenses             927.3    724.8    1,813.9   1,418.9
Depreciation and amortization                            305.0    224.6      570.7     434.8
---------------------------------------------------------------------------------------------
Total Operating Costs and Expenses                     2,208.1  1,882.0    4,253.6   3,642.6
---------------------------------------------------------------------------------------------

Operating Loss                                          (223.0)   (45.0)    (375.5)   (102.5)

Interest income                                           19.0      4.3       42.8       8.2
Interest expense                                         (42.8)   (57.8)     (93.4)   (102.7)
Other, net                                               (10.9)   (43.3)      (3.7)   (282.5)
---------------------------------------------------------------------------------------------
Loss From Continuing Operations Before
      Income Taxes, Minority
      Interests and Cumulative Effect of
      Accounting Change                                 (257.7)  (141.8)    (429.8)   (479.5)

Income tax benefit                                        74.8     54.8      124.7     276.6
Minority interests in net losses of subsidiaries          26.4      4.5       50.7      12.1
---------------------------------------------------------------------------------------------

Loss from continuing operations
      before cumulative effect of
      accounting change                                 (156.5)   (82.5)    (254.4)   (190.8)
Income from discontinued operations, net of taxes            -     13.4          -      39.8
---------------------------------------------------------------------------------------------

Loss before cumulative effect of accounting change      (156.5)   (69.1)    (254.4)   (151.0)
Cumulative effect of accounting change, net of taxes         -        -       (7.4)        -
---------------------------------------------------------------------------------------------

Net Loss                                                (156.5)   (69.1)    (261.8)   (151.0)

Adjustment to exclude the effect of
      GM purchase accounting                               0.8      5.3        1.6      10.6
---------------------------------------------------------------------------------------------

Loss Excluding the Effect of GM Purchase
      Accounting Adjustment                             (155.7)   (63.8)    (260.2)   (140.4)

Preferred stock dividends                                (24.1)   (24.1)     (48.2)    (48.8)
---------------------------------------------------------------------------------------------

Loss Used for Computation of Available
      Separate Consolidated
      Net Income (Loss)                                $(179.8)  $(87.9)   $(308.4)  $(189.2)
=============================================================================================

Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors Class H
      Common Stock outstanding (in millions)
      (Numerator)                                        875.9    562.7      875.7     488.0
Average Class H dividend base (in millions)
      (Denominator)                                    1,299.6  1,297.0    1,299.4   1,295.8
Available Separate Consolidated Net Income (Loss)      $(121.2)  $(38.1)   $(207.8)   $(71.3)
=============================================================================================

Certain 2000 amounts have been reclassified to conform to the 2001 presentation.


                                      - 8-

SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)
                                                                 Six Months
                                      Second Quarter            Ended June 30,
                                    -------------------      -------------------
                                     2001        2000         2001        2000
--------------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                    $1,527.7    $1,252.2     $3,017.6   $ 2,426.0
EBITDA (1)                        $   (1.3)   $ (14.0)     $    4.7   $   (23.2)
Operating Loss                    $ (182.9)   $ (134.8)    $ (328.4)  $  (260.8)
Depreciation and                  $  181.6    $  120.8     $  333.1   $   237.6
Amortization
Capital Expenditures              $  226.3    $  219.1     $  353.9   $   387.1

--------------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                    $  208.3    $  322.3     $  413.5   $   621.4
EBITDA (1)                        $  134.5    $  221.4     $  274.5   $   422.4
EBITDA Margin (1)                     64.6%      68.7%        66.4%        68.0%
Operating Profit                  $   32.8    $  139.8     $   73.9   $   267.1
Operating Profit Margin               15.7%      43.4%        17.9%        43.0%
Depreciation and                  $  101.7    $   81.6     $  200.6   $   155.3
Amortization
Capital Expenditures              $   94.2    $   50.2     $  161.4   $   208.2

--------------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                    $  302.2    $  371.8     $  550.4   $   736.3
EBITDA (1)                        $  (36.8)   $    0.8     $  (75.1)  $    17.6
EBITDA Margin (1)                      N/A         0.2%         N/A         2.4%
Operating Loss                    $  (56.5)   $  (17.1)    $ (109.1)  $   (17.0)
Depreciation and                  $   19.7    $   17.9     $   34.0   $    34.6
Amortization
Capital Expenditures              $  167.1    $   94.2     $  345.3   $   161.8

--------------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                    $  (53.1)   $ (109.3)    $ (103.4)  $  (243.6)
EBITDA (1)                        $  (14.4)   $  (28.6)    $   (8.9)  $   (84.5)
Operating Loss                    $  (16.4)   $  (32.9)    $  (11.9)  $   (91.8)
Depreciation and                  $    2.0    $    4.3     $    3.0   $     7.3
Amortization
Capital Expenditures              $   22.6    $    1.6     $    0.8   $    22.3

--------------------------------------------------------------------------------
TOTAL
Total Revenues                    $1,985.1    $1,837.0     $3,878.1   $ 3,540.1
EBITDA (1)                        $   82.0    $  179.6     $  195.2   $   332.3
EBITDA Margin (1)                      4.1%        9.8%         5.0%        9.4%
Operating Loss                    $ (223.0)   $  (45.0)    $ (375.5)  $  (102.5)
Depreciation and                  $  305.0    $  224.6     $  570.7   $   434.8
Amortization
Capital Expenditures              $  510.2    $  365.1     $  861.4   $   779.4

================================================================================

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.




                                     - 9 -





                                    SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          HUGHES ELECTRONICS CORPORATION
                                          ------------------------------
                                                  (Registrant)



                                       By
Date July 16, 2001                     /s/Roxanne S. Austin
     ----------------                  -----------------------------------
                                       (Roxanne S. Austin,
                                        Chief Financial Officer)







                                    -- 10 -






































                                      - 9 -